Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

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CASH AMERICA TO APPOINT TIMOTHY HO

AS PRESIDENT OF ITS INTERNET SERVICES DIVISION

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Fort Worth, Texas (July 24, 2008) — Cash America International, Inc. (NYSE: CSH) announced today that Timothy S. Ho will become President of the Company’s Internet Services Division effective October 1, 2008. Mr. Ho currently serves as the Senior Vice President-Strategic Development of the Internet Services Division. Albert Goldstein, the current President of the Company’s Internet Services Division and Alexander Goldstein, the Division’s Senior Vice President and Chief Information Officer, intend to retire from active management of the Company effective October 1, 2008. The remainder of the Division’s senior management team will remain in place. Additionally, Albert Goldstein has agreed to stand for election as a director of Cash America in 2009.

In his new role, Mr. Ho will oversee and manage CashNetUSA, through which Cash America conducts its internet based lending operations, consisting of offering short-term cash advances over the Internet to customers in 33 states in the United States, and in the United Kingdom at www.cashnetusa.com and www.quickquid.co.uk, respectively.

Commenting on the move, Daniel R. Feehan, President and Chief Executive Officer of Cash America said, “Through their leadership, innovation and business acumen, both Al and Alex Goldstein have made a tremendous contribution to the recent success of CashNetUSA and the Company. We are pleased to report that Al Goldstein has agreed to join our Board of Directors as a candidate for election in the 2009 proxy. Mr. Goldstein will provide the Company with valuable oversight in the continued direction of the online business opportunities in the years to come. This succession is a logical progression in the growth and development of CashNetUSA since its acquisition in September 2006. The core management team that will take CashNet forward has not changed and that team has demonstrated its abilities to achieve success through innovation and enhancement of the online distribution platform. Mr. Ho has been instrumental in the growth and development of CashNetUSA and he has exhibited outstanding leadership and management skills since CashNetUSA became a part of Cash America. We are thrilled about Mr. Ho’s leadership and the potential of our Internet Services Division going forward.”

Mr. Ho, 28, joined CashNetUSA in January 2006 as Director of Process Development, and joined Cash America in September 2006 as Vice President of Business Development, in conjunction with Cash America’s acquisition of CashNetUSA. In his current role as Senior Vice President - Strategic Development of the Internet Services Division, he oversees Strategy, Marketing, and Analytics. Prior to joining CashNetUSA, Mr. Ho was at GE Healthcare in Milwaukee, Wisconsin working in program management. Mr. Ho received a Bachelor of Science in Computer Science from the University of Illinois in 2002

In addition to Mr. Ho, the senior leadership team of the Internet Services Division consists of:

•	Mark A. Friedgan, 28, Senior Vice President-R&D-Internet Services Division,

•	Kenneth C. Schultz, 34, Senior Vice President-Finance-Internet Services Division, and

•	Steven Y. Joung, 27, Senior Vice President-Operations-Internet Services Division.

Mr. Friedgan joined CashNetUSA in 2005. Before joining CashNetUSA, Mr. Friedgan was a director of Data Cartography, Inc., a privately held software and technology consulting firm and was a software engineer with CCC Information Services and Auvo Technologies. He received a B.S. and M.S. in Electrical and Computer Engineering from Carnegie-Mellon University. Mr. Friedgan will also assume the role of Chief Information Officer for the Internet Services Division. Mr. Schultz joined CashNetUSA as its Chief Financial Officer in March 2006. Prior to joining CashNetUSA, Mr. Schultz was an investment banker with Lehman Brothers in New York, where he covered financial sponsors. Mr. Schultz received a

B.A. in Accounting from the Broad College of Business at Michigan State University and an MBA with concentrations in Finance and Entrepreneurship, from the University of Chicago Graduate School of Business. Mr. Joung has been the Chief Operating Officer of CashNetUSA since February 2005, and served with GE Commercial Finance from 2003 to 2005, where he graduated from GE’s Financial Management Program and rotated through several diverse businesses and held both domestic and international positions. Mr. Joung received a B.S. in Finance from the University of Illinois.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 928 total locations as of June 30, 2008. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 501 locations in 22 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 292 locations that offer this service under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered over the Internet to customers in 33 states in the United States and in the United Kingdom at http://www.cashnetusa.com and http://www.quickquid.co.uk, respectively. In addition, check cashing services are provided through its 135 franchised and Company-owned “Mr. Payroll” check cashing centers.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.cashnetusa.com

http://www.cashlandloans.com	http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the continued acceptance of the online distribution channel by the Company’s cash advance customers, the actions of third parties who offer products and services at the Company’s locations, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, the ability to successfully integrate newly acquired businesses into the Company’s operations and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond Company’s control, and the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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